Exhibit 10.32
NETLOGIC MICROSYSTEMS, INC.

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is dated as of April 25, 2011, by and between [___________] (“Employee”) and NetLogic Microsystems, Inc., a Delaware corporation (the “Company”).  This Agreement is intended to provide Employee with certain benefits described herein upon the occurrence of specific events.

RECITALS

A.           It is likely that from time to time other entities may consider the possibility of acquiring the Company, or that a change of control of the Company may otherwise occur, with or without the approval of the Company’s board of directors (the “Board of Directors”), and the Board of Directors recognizes that this possibility may be a distraction to Employee that might cause Employee to consider alternative employment opportunities.

B.   The Board of Directors has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of an acquisition or other change of control of the Company.

C.           The Board of Directors believes it is in the best interests of the Company and its stockholders to retain Employee and provide incentives to Employee to continue in the service of the Company.

D.           The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon termination of Employee’s employment, in connection with a an acquisition or other change of control, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain an employee of the Company.

E.           To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:

1. Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a) Affiliate.  “Affiliate” means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.

(b) Change of Control.  “Change of Control” means either:

(i) a merger or consolidation of the Company with or into another person or the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions, unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction;

(ii) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) directly or indirectly acquires beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board of Directors does not recommend such stockholders accept, other than (A) the Company or an Affiliate, (B) an employee benefit plan of the Company or any of its Affiliates, (C) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (D) an underwriter temporarily holding securities pursuant to an offering of such securities;

(iii) over a period of 36 consecutive months or less, there is a change in the composition of the Board of Directors such that a majority of the members of the Board of Directors (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of directors, to be composed of individuals who either (A) have been directors continuously since the beginning of that period, or (B) have been elected or nominated for election as directors during such period by at least a majority of the directors described in the preceding clause (A) who were still in office at the time that election or nomination was approved by the Board of Directors; or

(iv) a majority of the Board of Directors votes in favor of a decision that a Change of Control has occurred.

(c) Cause.  “Cause” means the commission of any act of fraud, embezzlement or dishonesty by Employee, any unauthorized use or disclosure by Employee of confidential information or trade secrets of the Company (or any parent or subsidiary of the Company), or any other intentional misconduct by Employee adversely affecting the business affairs of the Company (or any parent or subsidiary of the Company) in a material manner.  The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary of the Company) may consider as grounds for the dismissal or discharge of any person in the employment of the Company (or any parent or subsidiary of the Company).

(d) Involuntary Termination.  “Involuntary Termination” is one that occurs by reason of Employee’s dismissal for any reason other than Cause or Employee’s voluntary resignation following:  (i) a change in position accepted with the Company or its subsidiaries that materially reduces Employee’s level of responsibility; provided that for the avoidance of doubt, Employee's position shall be deemed changed and the Employee’s level of responsibility shall be deemed materially reduced if Employee does not effectively have the same position and level of responsibility with respect to the acquiring entity, or its parent organization (if the Company or another subsidiary or affiliate of the acquiring entity survives the Change of Control) that Employee had with the Company immediately prior to the Change of Control; or (ii) a material reduction in Employee’s base salary; or (iii) Employee’s relocation by more than 50 miles from the principal office where Employee is located immediately prior to the Change of Control.  There shall not be an Involuntary Termination by reason of an occurrence described in clause (ii) or (iii) if Employee consents to the reduction or relocation, as the case may be.

2. At-Will Employment.  The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason.  If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, award or compensation other than as provided in this Agreement.  The terms of this Agreement shall terminate upon the earlier of (i) the date, on or following a Change of Control, upon which Employee ceases to be employed by the Company, other than as a result of an Involuntary Termination (as defined below); or (ii) the date that all obligations of the parties hereunder have been satisfied.  A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.  The rights and duties created by this Section 1 may not be modified in any way except by a written agreement executed by an officer of the Company upon direction from the Board of Directors.

3. Vesting Acceleration Upon Termination of Employment.  In the event of (i) a Change of Control and (ii)  the termination of Employee’s employment by the Company other than for Cause, or  due to an Involuntary Termination, as of. or at any time within 12 months following, the effective date of a Change of Control, then each outstanding equity award held by Employee (including, without limitation, stock options and awards of restricted stock units) that is not fully vested on the date of termination of employment shall become immediately vested as to all of the then unvested portion of such award, and any provision of any equity award then held by Employee that provides for less than full vesting of all unvested shares shall be disregarded because the terms of this Agreement shall govern whenever these two conditions are met.

4. Parachute Payments.  In the event that the acceleration benefit provided for in this Agreement and other benefits provided for in any other  agreements between Employee and the Company (collectively, the “Benefits”) constitute “parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, the Benefits shall be provided either: (x) in full, or (y) as to such lesser amount which would result in no portion of such Benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be taxable under Section 4999 of the Code.  Unless the Company and Employee otherwise agree in writing, any determination required under this paragraph shall be made in writing by the tax advisors designated by the Company (the “Advisors”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes.  For purposes of making the calculations required by this paragraph, the Advisors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Employee shall furnish to the Advisors such information and documents as the Advisors may reasonably request in order to make a determination under this paragraph.  The Company shall bear all costs the Advisors may reasonably incur in connection with any calculations contemplated by this paragraph.  In the event that a reduction in payments and/or benefits is required under this Section 4, such reduction shall occur in the following order (as applicable): (1) reduction of cash payments; (2) reduction of acceleration of vesting of equity awards; and (3) reduction of other benefits paid to Employee.  If the acceleration of vesting of options and shares is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the highest price option grant and highest purchase price per share, as applicable, down to the lowest priced option grant and lowest purchase price per share.

5. Limitations and Conditions on Benefits.

(a) Income and Employment Taxes.  Employee agrees that he/she shall be responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any benefit provided hereunder, and that his/her receipt of any benefit hereunder is conditioned on his/her satisfaction of any applicable withholding or similar obligations that apply to such benefit.

(b) Release Prior to Receipt of Benefits.  As a condition of receiving the benefits under this Agreement, Employee shall execute, and allow to become effective, a release of claims agreement (the “Release”) not later than 21 days following Employee’s termination date in the form provided by the Company.  Such Release shall specifically relate to all of Employee’s rights and claims in existence at the time of such execution and shall, among other things, confirm Employee’s obligations under the Company’s standard form of proprietary information agreement.  Unless the Release is timely executed by Employee, delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), Employee will not receive the vesting acceleration benefit provided for under this Agreement.

(c) Code Section 409A Matters.  It is the intent of this Agreement to comply with the requirements of Code Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply.

6. Conflicts.  Employee represents that his/her performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party.  Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.  Employee further represents that he/she is entering into or has entered into an employment relationship with the Company of his/her own free will and that he/she has not been solicited as an employee in any way by the Company.

7. Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (including, but not limited to, the acquirer and the surviving entity in the Change of Control)  shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when sent by facsimile or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing.  In the case of the Company, mailed and faxed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate.  Employee shall not be required to mitigate the amount of any benefit contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such benefit be reduced by any earnings that Employee may receive from any other source.

(b) Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement supersedes any agreement concerning similar subject matter dated prior to the date of this Agreement and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

(d) Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e) Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f) Arbitration.  Employee and the Company agree to attempt to settle any disputes arising in connection with this Agreement through good faith consultation.  In the event that Employee and the Company are not able to resolve any such disputes within fifteen (15) days after notification in writing to the other, Employee and the Company agree that any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Santa Clara County, California in accordance with the rules of the American Arbitration Association by one arbitrator mutually agreed upon by the parties.  The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Except as set forth in subparagraph (e) above, the arbitrator shall not have authority to modify the terms of this Agreement.  The Company shall pay the costs of the arbitration proceeding.  Each party shall, unless otherwise determined by the arbitrator, bear its or his/her own attorneys’ fees and expenses, provided, however that if Employee prevails in an arbitration proceeding, the Company shall reimburse Employee for his/her reasonable attorneys’ fees and costs.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing to the contrary, the Company and Employee may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

(g) Legal Fees and Expenses.  The parties shall each bear their own expenses, legal fees and other lees incurred in connection with the execution of this Agreement.

(h) No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 9(h) shall he void.

(i) Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company.  In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(j) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

The parties have executed this Agreement on the date first written above.

NETLOGIC MICROSYSTEMS, INC.
By:
Title:
Address:

EMPLOYEE
Signature:
Addres: